Robert R. Pluth Jr.
312.258.5535
rpluth@schiffhardin.com

September [•], 2018

Congress Asset Management Company, LLP
[ADDRESS]

Re: Federal Income Tax Consequences of the Reorganization of Congress SMid Core Opportunity Fund, a series of Professionally Managed Portfolios, and Congress Mid Cap Growth Fund, a series of Professionally Managed Portfolios

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust ("PMP"), in connection with the reorganization of Congress SMid Core Opportunity Fund, a series of Professionally Managed Portfolios (the "Selling Fund"), and Congress Mid Cap Growth Fund, a series of Professionally Managed Portfolios (the "Acquiring Fund").  The reorganization is being consummated in accordance with an Agreement and Plan of Reorganization (the "Agreement") dated as of September 7, 2018, and PMP's Registration Statement on Form N-14 (Registration No. [•]) as filed with the Securities and Exchange Commission on [•], 2018 (the "Proxy Statement").  Pursuant to the Agreement and in accordance with the Proxy Statement, the reorganization of the Selling Fund and the Acquiring Fund (the "Reorganization") will involve (i) the transfer of all of the assets of the Selling Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares"); (ii) the assumption by the Acquiring Fund of all liabilities of the Selling Fund (the "Liabilities"); and (iii) the distribution of the Acquiring Fund Shares to the shareholders of Selling Fund in redemption of all outstanding shares of beneficial interest of Selling Fund (the "Selling Fund Shares") and in complete liquidation of the Selling Fund as provided in the Agreement.  This opinion is furnished to you pursuant to section [•] of the Agreement.

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

September [•], 2018

(a)	the Agreement;

(b)	the Proxy Statement;

(c)
such other instruments and documents related to the formation, organization and operation of the Selling Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate;

(d)	a certificate of an officer of the Acquiring Fund as to certain factual matters relevant to this opinion; and

(e)	a certificate of an officer of the Selling Fund as to certain factual matters relevant to this opinion.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.
That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.
That all representations, warranties and statements made or agreed to by the Selling Fund,  the Acquiring Fund, and their respective management, employees, officers, directors and shareholders thereof in the Agreement and the Proxy Statement (including the exhibits) and the certificates provided to us by officers of the Acquiring Fund and the Selling Fund in connection with rendering this opinion are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(a) The transfer of all the Selling Fund's assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities followed by the distribution by the Selling Fund of all the Acquiring Fund Shares to the Selling Fund shareholders in complete liquidation of the Selling Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquiring Fund and the Selling Fund will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

September [•], 2018

(b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of the Selling Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities.

(c) No gain or loss will be recognized by the Selling Fund upon the transfer of all the Selling Fund's assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to the Selling Fund shareholders solely in exchange for such shareholders' shares of the Selling Fund in complete liquidation of the Selling Fund.

(d) No gain or loss will be recognized by the Selling Fund shareholders upon the exchange of their Selling Fund Shares solely for Acquiring Fund Shares in the Reorganization.

(e) The aggregate basis of the Acquiring Fund Shares received by each Selling Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Selling Fund Shares exchanged therefor by such shareholder.  The holding period of Acquiring Fund Shares received by each Selling Fund shareholder will include the period during which the Selling Fund Shares exchanged therefor were held by such shareholder, provided such Selling Fund Shares are held as capital assets at the time of the Reorganization.

(f) The basis of the Selling Fund's assets transferred to the Acquiring Fund will be the same as the basis of such assets to the Selling Fund immediately before the Reorganization.  The holding period of the assets of the Selling Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Selling Fund.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders and the Selling Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as a shareholder who is a dealer in securities or who acquired its shares in connection with stock option or stock purchase plans or in other compensatory transactions.

September [•], 2018

No opinion is expressed as to the effect of the Reorganization on (i) the Selling Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Selling Fund shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on "section 1256 contracts" as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Selling Fund, (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Selling Fund, or (v) the Selling Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code.

Further, no opinion is expressed as to any transaction other than the Reorganization as described in the Agreement or to any other transaction, including the Reorganization, if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof.

To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date of this letter.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

September [•], 2018

This opinion has been delivered to you for the purpose of satisfying the condition set forth in section [   ] of the Agreement and may not be distributed or otherwise made available to any other person or entity without our prior written consent.

SCHIFF HARDIN LLP

By:
       Robert R. Pluth, Jr.

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